Exhibit 99.2

NEWS RELEASE
One Park Place, Suite 700 • 621 Northwest 53rd Street • Boca Raton, Florida 33487 • www.geogroup.com
CR-11-16
THE GEO GROUP ANNOUNCES $100 MILLION STOCK REPURCHASE PROGRAM
Boca Raton, Fla. — July 14, 2011 — The GEO Group (NYSE:GEO) (“GEO”) announced today that its Board of Directors has approved a stock repurchase program of up to $100.0 million of GEO’s common stock effective through December 31, 2012. The stock repurchase program will be funded primarily with cash on hand, free cash flow, and borrowings under GEO’s revolving credit facility. GEO believes it has the ability to fund the stock repurchase program, its working capital, its debt service requirements, and its maintenance and growth capital expenditure requirements, while maintaining sufficient liquidity for other corporate purposes.
The stock repurchase is intended to be implemented through purchases made from time to time in the open market or in privately negotiated transactions, in accordance with applicable Securities and Exchange requirements. The program may also include repurchases from time to time from executive officers or directors of vested restricted stock and/or vested stock options. The stock repurchase program does not obligate GEO to purchase any specific amount of its common stock and may be suspended or extended at any time at the company’s discretion. As of May 5, 2011, GEO had approximately 64.9 million shares of common stock outstanding.
George C. Zoley, Chairman of the Board and Chief Executive Officer of GEO said: “We continue to be optimistic about the demand in our core market segments and the long term growth prospects for our company, and we believe we have the flexibility to pursue long term growth opportunities, while enhancing our shareholders’ returns with the implementation of a stock repurchase program. Given current market conditions, we believe it is appropriate to allocate part of our capital resources to opportunistically repurchase shares of common stock at prices which would meet or exceed our targeted returns on invested capital.”
The GEO Group is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the management and/or ownership of approximately 80,000 beds at 116 correctional, detention and residential treatment facilities, including projects under development.
This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (2) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (4) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (5) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) GEO’s ability to obtain future financing on acceptable terms; (7) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (8) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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